Defaulted Securities
Fund	Cusip	Security Description	nature of default	date of default	amount of default per $1,000 face amount	total amount of default
Integrity High Income Fund	74345RAC3	PROPEX INC	Bankruptcy	1/21/2008	$13.89	$29,416.67